EXHIBIT 5.1
                                                                     -----------



                               CONSENT OF KPMG LLP





RE:  HUSKY ENERGY INC.

         We hereby consent to the incorporation by reference in Husky Energy Inc.'s (the "Company") registration statement on Form F-9 (the "Registration Statement") to be filed with the U.S. Securities and Exchange Commission of our auditors report dated February 5, 2002, on the consolidated balance sheets of the Company as at December 31, 2001, 2000 and 1999 and the consolidated statement of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2001. We also consent to the references to us under the heading "Experts" in the Registration Statement.



         /s/ KPMG LLP

         Chartered Accountants

         Calgary, Canada
         June 3, 2002